FOR IMMEDIATE RELEASE

March 12, 2015

ENERGIE HOLDINGS ANNOUNCES APPROVAL OF UL LISTINGS FOR THREE NEW FAMILIES OF
LED LIGHTING FIXTURES

9 New LED fixtures to be introduced in the second quarter of 2015

Wheat Ridge, CO – March 12, 2015 (Marketwire) -- Énergie Holdings, Inc. (the “Company”) (OTCQB: “ELED”) a seller and distributor of LED energy efficient products, today announced that its wholly-owned subsidiary, Énergie Lighting, has received UL (Underwriters Laboratories) Listings for its DOUALA, DOUALA WHITE and RING OF FIRE product families of LED lighting fixtures. These are the first fixtures being brought to the North American market by Énergie Lighting’s newest partner, RZB Gmbh of Bamberg, Germany. Énergie Lighting maintains exclusive marketing rights to the North American market for the products it selects from the RZB collection.

With pendant, surface, recessed and semi-recessed versions, the three product families will comprise 9 LED fixtures to be introduced to the market during the second quarter of 2015. These award-winning fixtures combine hand-blown glass with modern LED technology and represent a range of options suitable for offices, restaurants, hotels and public buildings.

Harold Hansen, the Company’s CEO stated: “This opportunity is a great example of the value we think Énergie Lighting brings to its global partners, as well as the viability of our business plan. RZB gets their innovative LED products into the North American architectural lighting market place quickly and cost-effectively by leveraging Énergie Lighting’s tested business platform. The Company and Énergie Lighting expect to experience a long, productive and expanding business relationship with RZB.”

ABOUT ÉNERGIE HOLDINGS, INC.:

Énergie Holdings, Inc. is a publicly held company located in Wheat Ridge, Colorado that is focused on acquiring complimentary companies that provide specialized LED lighting solutions to the architecture and interior design markets.  Énergie LLC (Énergie Lighting), the Company’s wholly-owned subsidiary is also located in Wheat Ridge, Colorado and has manufacturing facilities in Zeeland, Michigan. Énergie Lighting targets the multi-billion dollar architectural, specification-grade lighting fixture segment of the North American lighting fixture market with innovative, differentiated LED lighting products.

ABOUT RZB Gmbh:

RZB is based in historic Bamberg, Germany and was founded 70 years ago. With 500 employees, RZB is known for inventive change, helping to shape the future of lighting technology and design. Product development efforts are spurred by a collaboration of LED design engineers working closely with internationally-known industrial designers to produce award-winning lighting products that are a marriage of sophisticated technology and the art of design.

For more information about Énergie Holdings visit http://www.energieholdings.com or contact IR@energieholdings.com or Investor Relations at 720-361-2056.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.